EXHIBIT 99.1

Sun Healthcare Group, Inc.
Announces
Extension of Revolving Credit Agreement

Contact: Sun Investor Inquiries (505) 468-2341
Sun Media Inquiries (505) 468-4582

     Irvine, Calif. (March 7, 2005) - Sun Healthcare Group, Inc. (NASDAQ: SUNH) today announced that Sun and its affiliated companies have entered into an extension of its $75 million senior secured revolving credit facility with CapitalSource Finance LLC, as collateral agent, and certain other lenders. CapitalSource, headquartered in Chevy Chase, Maryland, is a specialized commercial finance company, offering asset-based, senior cash flow and mezzanine financing.

      Sun originally entered into the revolving credit facility on Sept. 5, 2003, and it was scheduled to terminate on Sept. 5, 2005. Pursuant to the extension, the credit facility will terminate on March 1, 2007. In addition, the credit facility was amended to give the Company more flexibility in making capital expenditures on fixed assets.

     "We are extremely pleased to assist Sun in closing the early renewal of this $75 million credit facility. Our long-standing relationship with Sun reflects our confidence in the experienced management team at Sun, which is extremely well respected in the healthcare industry," said Keith Reuben, managing director of the Healthcare Finance Group at CapitalSource.

      "The extension of our finance agreement with CapitalSource strengthens Sun as we move forward with our 2005 agenda," said Richard K. Matros, Sun's chairman and chief executive officer. Matros continued, "We are pleased with the partnership that we have with CapitalSource and appreciate the support that they continue to show the Company."

About Sun Healthcare Group, Inc.
     Sun Healthcare Group, Inc., with executive offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides therapy through SunDance Rehabilitation Corporation, medical staffing through CareerStaff Unlimited, Inc., home care through SunPlus Home Health Services, Inc., and medical laboratory and mobile radiology services through SunAlliance Healthcare Services, Inc.

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      Statements made in this release that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "hope," "intend," "may" and similar expressions. Factors that could cause actual results to differ are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in Medicare and Medicaid reimbursements; potential liability for losses not covered by, or in excess of, our insurance; the effects of government regulations and investigations; our ability to complete potential acquisitions; changes in our payor mix; competition in our business; and continued compliance by the Company under its loan agreement. More information on factors that could affect our business and financial results are included in our public filings made with the Securities and Exchange Commission, including our Annual Report on Form 10-K, copies of which are available at Sun's web site, www.sunh.com.

      The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.